EXHIBIT 16.1

November 5, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K, dated November 5, 2014,of Repro-Med Systems, Inc. and have the following comments:

1. We agree with the statements made in the first, second, fourth, fifth and seventh paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the third and sixth paragraphs.

Yours truly,

/s/ Radin Glass & Co., LLP

Radin Glass & Co., LLP